Contacts: West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Financial Dynamics Evan Smith / Theresa Kelleher (212) 850-5600 wst@fd.com

WEST PHARMACEUTICAL SERVICES TO PRESENT AT THE 2008 UBS GLOBAL HEALTHCARE SERVICES CONFERENCE

LIONVILLE, PA, February 5, 2008 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced that Donald E. Morel, Jr., Ph.D, Chairman and Chief Executive Officer, and William Federici, Chief Financial Officer, will be presenting at the 2008 UBS Global Healthcare Services Conference at 3:00 p.m. on February 11, 2008 in New York City.

A copy of the corporate presentation document will be posted on the investor link of the Company’s website at www.westpharma.com and the live audio webcast of the presentation will also be available through the website. A replay of the audio portion will be accessible on the Company’s website beginning 3 hours after the actual presentation time and will be available until March 11, 2008.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. is a global manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. Headquartered in Lionville, Pennsylvania, West Pharmaceutical Services supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.